Exhibit 10.2

EXECUTION VERSION

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

This SECOND AMENDMENT TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of February 3, 2017 (this “Amendment”), is entered into by and among the following parties:

(a) SPRINT SPECTRUM L.P., as initial Servicer (the “Servicer”);

(b) THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS “Sellers” (the “Sellers” and together with the Servicer, the “Sprint Parties”);

(c) THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS “CONDUIT PURCHASERS” (the “Conduit Purchasers”);

(d) THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS “COMMITTED PURCHASERS” (the “Committed Purchasers”);

(e) THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS “PURCHASER AGENTS” (the “Purchaser Agents”);

(f) MIZUHO BANK, LTD., as the Collateral Agent (in such capacity the “Collateral Agent”) and as the ISC Administrative Agent (in such capacity the “ISC Administrative Agent”);

(g) THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as the SCC Administrative Agent (in such capacity the “SCC Administrative Agent”), and

(h) SMBC NIKKO SECURITIES AMERICA, INC., as Lease Administrative Agent (in such capacity the “Lease Administrative Agent” and, together with the ISC Administrative Agent and the SCC Administrative Agent, the “Administrative Agents”).

Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Receivables Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Sellers, the Servicer, the Conduit Purchasers, the Committed Purchasers, the Purchaser Agents, the Collateral Agent and the Administrative Agents entered into that certain Second Amended and Restated Receivables Purchase Agreement, dated as of November 19, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”);

WHEREAS, concurrently herewith, the parties to the Sale Agreement are entering into that certain First Amendment to the Sale Agreement (the “RSCA Amendment”);

WHEREAS, concurrently herewith, the parties to the Intercreditor Agreement are entering into a letter agreement relating to certain Lease Receivables (the “ICA Letter Agreement”);

WHEREAS, concurrently herewith, the parties to the Receivables Purchase Agreement are entering into an Amendment Fee Letter Agreement, a Lease Fee Letter Agreement, an ISC Fee Letter Agreement and a SCC Fee Letter Agreement (collectively, the “Amendment Fee Letters”);

WHEREAS, the parties to the Receivables Purchase Agreement desire to amend the Receivables Purchase Agreement on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Amendments to the Receivables Purchase Agreement.

(a) The Receivables Purchase Agreement is hereby amended to reflect the marked changes shown on Exhibit A hereto.

(b) Schedule IX of the Receivables Purchase Agreement is hereby replaced in its entirety with Schedule IX hereto.

(c) Exhibit 3.1(a) of the Receivables Purchase Agreement is hereby replaced in its entirety with Exhibit 3.1(a) hereto.

2. Representations and Warranties. Each Sprint Party hereby represents and warrants as of the date hereof as follows:

(a) Representations and Warranties. The representations and warranties made by it in the Receivables Purchase Agreement are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).

(b) Enforceability. The execution and delivery by such Person of this Amendment, and the performance of each of its obligations under this Amendment and the Receivables Purchase Agreement as amended hereby, are within each of its organizational powers and have been duly authorized by all necessary organizational action on its part. This Amendment and the Receivables Purchase Agreement as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with their respective terms.

2

(c) No Termination Events. After giving effect to this Amendment and the transactions contemplated hereby, no Event of Termination, Unmatured Event of Termination, Collection Control Event or Non-Reinvestment Event exists or shall exist.

3. Entire Agreement. Except as otherwise amended hereby, all of the other terms and provisions of the Receivables Purchase Agreement are and shall remain in full force and effect and the Receivables Purchase Agreement, as amended and supplemented by this Amendment, is hereby ratified and confirmed by the parties hereto. After this Amendment becomes effective, all references in the Receivables Purchase Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Purchase Agreement shall be deemed to be references to the Receivables Purchase Agreement as amended by this Amendment. This Amendment contains the entire understanding of the parties with respect to the provisions of the Receivables Purchase Agreement amended and supplemented hereby and may not be modified except in writing signed by all parties. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Purchase Agreement other than as set forth herein.

4. Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Collateral Agent and each Administrative Agent of:

(a) duly executed counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto;

(b) duly executed counterparts of the RSCA Amendment (whether by facsimile or otherwise) executed by each of the parties thereto;

(c) duly executed counterparts of the ICA Letter Agreement (whether by facsimile or otherwise) executed by each of the parties thereto;

(d) duly executed counterparts of each Amendment Fee Letter (whether by facsimile or otherwise) executed by each of the parties thereto;

(e) confirmation from each Purchaser Agent that all amounts due and owing under each Amendment Fee Letter have been paid in full;

(f) standard corporate and enforceability opinions reasonably required by the Collateral Agent and each Administrative Agent (covering no-conflicts with material agreements); and

(g) such other agreements, documents and instruments as the Administrative Agents shall request.

5. Consent to Certain Agreements. Each of the parties hereto consent to the Collateral Agent, Administrative Agents, Originators, Servicer and Sellers, as applicable, entering into the (a) RSCA Amendment and (b) ICA Letter Agreement, in each case, in substantially the form provided to the Administrative Agents and the Purchasers on the date hereof.

3

6. Governing Law. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

7. Severability. If any one or more of the agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid or unenforceable, then such agreements, provisions or terms shall be deemed severable from the remaining agreements, provisions and terms of this Amendment and shall in no way affect the validity or enforceability of the provisions of this Amendment or the Receivables Purchase Agreement, as applicable.

8. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Purchase Agreement or any provision hereof or thereof.

9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each Sprint Party, and their respective successors and permitted assigns.

10. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

[Signature Pages Follow]

4

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

SPRINT SPECTRUM L.P.
as Servicer

By:	/s/ Janet M. Duncan
Name:	Janet M. Duncan
Title:	Treasurer

SFE 1, LLC
SFE 2, LLC
SFE 3, LLC
SFE 6, LLC
SFE 7, LLC
SFE 11, LLC
SFE 14, LLC, each as a Seller

By:	/s/ Janet M. Duncan
Name:	Janet M. Duncan
Title:	Treasurer

Second Amendment

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as the SCC Administrative Agent

By:	/s/ Luna Mills
Name:	Luna Mills
Title:	Managing Director

MIZUHO BANK, LTD., as the ISC Administrative Agent

By:	/s/ Daniel Guevara
Name:	Daniel Guevara
Title:	Authorized Signatory

MIZUHO BANK, LTD., as Collateral Agent

By:	/s/ Daniel Guevara
Name:	Daniel Guevara
Title:	Authorized Signatory

SMBC NIKKO SECURITIES AMERICA, INC., as the Lease Administrative Agent

By:	/s/ Yukimi Konno
Name:	Yukimi Konno
Title:	Managing Director

Second Amendment

VICTORY RECEIVABLES CORPORATION, as a Conduit Purchaser

By:	/s/ David V. DeAngelis
Name:	David V. DeAngelis
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Purchaser Agent for the Victory Purchaser Group

By:	/s/ Luna Mills
Name:	Luna Mills
Title:	Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH, as a Committed Purchaser for the Victory Purchaser Group

By:	/s/ Nobuaki Mori
Name:	Nobuaki Mori
Title:	Managing Director

Second Amendment

MIZUHO BANK, LTD., as a Purchaser Agent for Mizuho Bank, Ltd., as Committed Purchaser

By:	/s/ Daniel Guevara
Name:	Daniel Guevara
Title:	Authorized Signatory

MIZUHO BANK, LTD., as a Committed Purchaser

By:	/s/ Daniel Guevara
Name:	Daniel Guevara
Title:	Authorized Signatory

Second Amendment

MANHATTAN ASSET FUNDING COMPANY LLC, as a Conduit Purchaser

By: MAF Receivables Corp., Its Member

By:	/s/ Irina Khaimova
Name:	Irina Khaimova
Title:	Vice President

SMBC NIKKO SECURITIES AMERICA, INC., as a Purchaser Agent for the Manhattan Purchaser Group

By:	/s/ Yukimi Konno
Name:	Yukimi Konno
Title:	Managing Director

SUMITOMO MITSUI BANKING CORPORATION, as a Committed Purchaser for the Manhattan Purchaser Group

By:	/s/ Koki Harada
Name:	Koki Harada
Title:	Executive Director

Second Amendment

LIBERTY STREET FUNDING LLC, as a Conduit Purchaser

By:	/s/ Jill A. Russo
Name:	Jill A. Russo
Title:	Vice President

THE BANK OF NOVA SCOTIA, as a Purchaser Agent for the Liberty Street Purchaser Group

By:	/s/ Paula J. Czach
Name:	Paula J. Czach
Title:	Managing Director

THE BANK OF NOVA SCOTIA, as a Committed Purchaser for the Liberty Street Purchaser Group

By:	/s/ Paula J. Czach
Name:	Paula J. Czach
Title:	Managing Director

Second Amendment

ATLANTIC ASSET SECURITIZATION LLC, as a Conduit Purchaser

By: Crédit Agricole Corporate and Investment Bank, as attorney-in-fact

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourpetis
Title:	Managing Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Purchaser Agent for the Atlantic Asset Purchaser Group

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourpetis
Title:	Managing Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Committed Purchaser for the Atlantic Asset Purchaser Group

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourpetis
Title:	Managing Director

Second Amendment

SUMITOMO MITSUI TRUST BANK, LIMITED
as a Purchaser Agent for Sumitomo Mitsui Trust Bank, Limited, as Committed Purchaser

By:	/s/ Albert C. Tew II
Name:	Albert C. Tew II
Title:	Head of Documentation Americas

SUMITOMO MITSUI TRUST BANK, LIMITED, as a Committed Purchaser

By:	/s/ Albert C. Tew II
Name:	Albert C. Tew II
Title:	Head of Documentation Americas

Second Amendment

EXHIBIT A

(marked pages)

Second Amendment

Exhibit A

Conformed copy for attachment to ~~First~~Second Amendment, dated ~~November 18, 2016~~

February 3, 2017

SECOND AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

Dated as of November 19, 2015

among

SPRINT SPECTRUM L.P.,

individually and as Servicer,

THE PERSONS PARTY HERETO AS SELLERS,

as Sellers,

THE VARIOUS CONDUIT PURCHASERS, COMMITTED PURCHASERS, AND

PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,

MIZUHO BANK, LTD.,

as Collateral Agent,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as an Administrative Agent,

MIZUHO BANK, LTD.,

as an Administrative Agent,

and

SMBC NIKKO SECURITIES AMERICA, INC.

as an Administrative Agent

Page
ARTICLE I PURCHASES AND REINVESTMENTS	2

SECTION 1.1 Purchases; Limits on Purchasers’ Obligations	2
SECTION 1.2 Purchase Procedures; Assignment of the Sellers’ Interests	3
SECTION 1.3 Reinvestments of Certain Collections; Payment of Remaining Collections; Asset Portfolios	9
SECTION 1.4 Repurchase of Certain Receivables	13
SECTION 1.5 Sellers Jointly and Severally Liable for Obligations	14

ARTICLE II COMPUTATIONAL RULES	18

SECTION 2.1 Selection of Rate Tranches	18
SECTION 2.2 Computation of each Purchaser’s Investment and each Purchaser’s Tranche Investment	19
SECTION 2.3 Computation of Yield	19
SECTION 2.4 Estimates of Yield Rate, Fees, Etc.	19

ARTICLE III SETTLEMENTS	20

SECTION 3.1 Settlement Procedures	20
SECTION 3.2 Deemed Collections; Reduction of Purchasers’ Total Investment, Etc.	25
SECTION 3.3 Payments and Computations, Etc.	~~27~~28
SECTION 3.4 Treatment of Collections and Deemed Collections	33
SECTION 3.5 Extension of the Purchase Termination Date	~~33~~34

ARTICLE IV FEES AND YIELD PROTECTION	34

SECTION 4.1 Fees	34
SECTION 4.2 Yield Protection	34
SECTION 4.3 Funding Losses	~~36~~37
SECTION 4.4 Removal of Purchasers	37
SECTION 4.5 Non-Reinvestment Events	~~37~~38

ARTICLE V CONDITIONS OF PURCHASES	40

SECTION 5.1 Conditions Precedent to Effectiveness	40
SECTION 5.2 Conditions Precedent to All Purchases and Reinvestments	~~41~~42

ARTICLE VI REPRESENTATIONS AND WARRANTIES	~~42~~43

SECTION 6.1 Representations and Warranties of the Sellers	~~42~~43
SECTION 6.2 Representations and Warranties of Sprint Spectrum	~~47~~48

ARTICLE VII GENERAL COVENANTS OF SELLERS AND SERVICER	~~51~~52

-i-

(continued)

Page
SECTION 7.1 Affirmative Covenants of the Sellers	~~51~~52
SECTION 7.2 Reporting Requirements of the Sellers	~~55~~56
SECTION 7.3 Negative Covenants of the Sellers	~~56~~57
SECTION 7.4 Affirmative Covenants of Sprint Spectrum	~~59~~61
SECTION 7.5 Reporting Requirements of Sprint Spectrum	~~62~~64
SECTION 7.6 Negative Covenants of Sprint Spectrum	~~65~~67
SECTION 7.7 Nature of Obligations	~~68~~70
SECTION 7.8 Corporate Separateness; Related Matters and Covenants	~~68~~70

ARTICLE VIII ADMINISTRATION AND COLLECTION	~~71~~73

SECTION 8.1 Designation of the Servicer	~~71~~73
SECTION 8.2 Duties of the Servicer	~~73~~75
SECTION 8.3 Rights of the Collateral Agent	~~75~~77
SECTION 8.4 Responsibilities of the Servicer	~~76~~78
SECTION 8.5 Further Action Evidencing Purchases and Reinvestments	~~77~~79
SECTION 8.6 Application of Collections	~~77~~79
SECTION 8.7 Collections outside the Lock-Box Accounts	~~77~~79
SECTION 8.8 Clean-up Call	~~77~~79
SECTION 8.9 Cap Reserve Account; Cap Pool Hold-Back Amount; Calculation Agents	~~77~~80

ARTICLE IX SECURITY INTEREST	~~79~~82

SECTION 9.1 Grant of Security Interest	~~79~~82
SECTION 9.2 Remedies; Waiver	~~80~~83

ARTICLE X EVENTS OF TERMINATION	~~81~~83

SECTION 10.1 Events of Termination	~~81~~83

ARTICLE XI PURCHASER AGENTS; COLLATERAL AGENT; ADMINISTRATIVE AGENTS; CERTAIN RELATED MATTERS	~~83~~85

SECTION 11.1 Limited Liability of Purchasers, Purchaser Agents, Collateral Agent and the Administrative Agents	~~83~~85
SECTION 11.2 Authorization and Action of each Purchaser Agent	~~84~~86
SECTION 11.3 Authorization and Action of each Administrative Agent and Collateral Agent	~~84~~86
SECTION 11.4 Delegation of Duties of each Purchaser Agent	~~85~~87

-ii-

(continued)

Page
SECTION 11.5 Delegation of Duties of each Administrative Agent and the Collateral Agent	~~85~~87
SECTION 11.6 Successor Administrative Agent and Collateral Agent	~~85~~87
SECTION 11.7 Indemnification	~~86~~88
SECTION 11.8 Reliance, etc.	~~86~~88
SECTION 11.9 Purchasers and Affiliates	~~86~~89
SECTION 11.10 Sharing of Recoveries	~~87~~89
SECTION 11.11 Non-Reliance	~~87~~89

ARTICLE XII INDEMNIFICATION	~~87~~90

SECTION 12.1 Indemnities by the Sellers	~~87~~90
SECTION 12.2 Indemnity by the Servicer	~~90~~92

ARTICLE XIII MISCELLANEOUS	~~90~~93

SECTION 13.1 Amendments, Etc.	~~90~~93
SECTION 13.2 Notices, Etc.	~~91~~94
SECTION 13.3 Successors and Assigns; Participations; Assignments	~~91~~94
SECTION 13.4 No Waiver; Remedies; Set-Off	~~94~~96
SECTION 13.5 Binding Effect; Survival	~~95~~97
SECTION 13.6 Costs and Expenses	~~95~~97
SECTION 13.7 No Proceedings	~~96~~98
SECTION 13.8 Confidentiality	~~96~~99
SECTION 13.9 Captions and Cross References	~~99~~102
SECTION 13.10 Integration	~~100~~102
SECTION 13.11 Governing Law	~~100~~102
SECTION 13.12 Waiver of Jury Trial	~~100~~102
SECTION 13.13 Consent to Jurisdiction; Waiver of Immunities	~~100~~103
SECTION 13.14 Execution in Counterparts	~~101~~103
SECTION 13.15 Pledge to a Federal Reserve Bank	~~101~~103
SECTION 13.16 Severability	~~101~~104
SECTION 13.17 No Party Deemed Drafter	~~101~~104
SECTION 13.18 Excluded Originator	~~101~~104
SECTION 13.19 Restatement; No Novation	~~103~~105

-iii-

(continued)

Page
SECTION 13.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~103~~105
APPENDIX A Definitions
SCHEDULE I Payment Instructions
SCHEDULE II Related Originators and Related Sellers
SCHEDULE III Credit and Collection Policy
SCHEDULE IV Form of ISC Contract
SCHEDULE V ISC Advance Rate Matrix
SCHEDULE VI Form of Collection Account Agreement
SCHEDULE VII ISC Pool Commitments, SCC Pool Commitments and Lease Pool Commitments
SCHEDULE VIII Form of Lease Contract
SCHEDULE IX Lease Advance Rate Matrix
SCHEDULE 1.2(a) Purchase Notice
SCHEDULE 3.2(b) Paydown Notice
SCHEDULE 6.1(l) UCC Details
SCHEDULE 6.1(m) Lock-Box Information
SCHEDULE 13.2 Addresses for Notices
EXHIBIT 3.1(a) Form of Information Package
EXHIBIT 7.5 Form of Compliance Certificate

-iv-

(b) Sale of Pool Receivables. On the date of each Purchase and Reinvestment of Pool Receivables relating to a Receivable Pool hereunder, each Seller sells, assigns and transfers to the Collateral Agent (for the benefit of the Purchasers) (ratably, according to each Purchaser’s Investment), in consideration of the aggregate Initial Cash Purchase Price and the RPA Deferred Purchase Price in respect of such Receivable Pool, as applicable, effective on and as of the date of each Purchase and Reinvestment, all of its right, title and interest in, to and under (i) all Pool Receivables relating to each Receivable Pool, (ii) all Related Assets with respect to each Pool Receivable, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all Collections relating to such Receivable Pool on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) subject to the proviso below, all rights (but none of the obligations) of the Sellers under the Sale Agreement relating to each Receivable Pool, and (vi) all proceeds of, and all amounts received or receivable under any or all of the foregoing (with respect to each Receivable Pool, an “Asset Portfolio”); provided that the Asset Portfolio shall not include the Lease Contracts or the Lease Devices. For the avoidance of doubt, the foregoing shall not (x) derogate from any right the Collateral Agent, the Administrative Agents, the Purchasers or the Purchaser Agents may have (under Applicable Law or otherwise) to seek or obtain an involuntary Lien (including, without limitation, a judgment lien) on any Lease Device now owned or hereafter acquired by any Seller or (y) invalidate or limit the security interest in the Lease Contracts granted by the Sellers to the Collateral Agent pursuant to Section 9.1.

(c) Characterization as a Purchase and Sale; Recharacterization. (i) It is the intention of the parties to this Agreement that the transfer and conveyance of each Seller’s right, title and interest in, to and under each Asset Portfolio to the Collateral Agent (for the benefit of the Purchasers) pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Asset Portfolios to the Collateral Agent (for the benefit of the Purchasers) hereunder shall be treated as a sale for all purposes (except for financial accounting purposes and except as may be permitted for tax purposes as provided in Section 1.2(d)(ii)). The provisions of this Agreement and the other Transaction Documents shall be construed to further these intentions of the parties. If, notwithstanding the foregoing, the transfer and conveyance of any Asset Portfolio to the Collateral Agent (for the benefit of the Purchasers) is characterized by any bankruptcy trustee or any other Person as a pledge and not a sale, the parties intend that each Seller shall be deemed hereunder to have granted, and each Seller does hereby grant, to the Collateral Agent (for the benefit of the Purchasers) a security interest in and general lien on all of such Seller’s right, title and interest now or hereafter existing in, to and under all of such Seller’s assets, whether now owned or hereafter acquired, and wherever located (whether or not in the possession or control of such Seller), including all of such Seller’s right, title and interest in, to and under such Asset Portfolio; provided that no Seller hereby pledges or otherwise grants a security interest in the Lease Contracts or the Lease Devices. For the avoidance of doubt, (x) the foregoing is in addition to, and shall not be construed to limit, Section 9.1 or the Sellers’ grants of security interests thereunder, and (y) the foregoing shall not derogate from any right the Collateral Agent, the Administrative Agents, the Purchasers or the Purchaser Agents may have (under Applicable Law or otherwise) to seek or obtain a Lien on any

Lease Contract or Lease Device now owned or hereafter acquired by any Seller. For the avoidance of doubt, the foregoing shall not be construed to require any party hereto to characterize the transfer and conveyance of ~~Lease~~any Receivables hereunder as a sale for financial accounting purposes.

(ii) Tax Treatment.

(A) It is the intention of the Sellers (or, if applicable, the Originators), the Servicer, the Administrative Agents and the Purchasers that, for purposes of U.S. federal income tax and state and local taxes measured by net income, each Purchase and Reinvestment will be treated as a loan from the applicable Purchaser to the applicable Originator or Seller, as the case may be under applicable tax laws (it being understood that all payments to the Purchasers, in their capacity as such, representing Yield, fees and other amounts accrued under this Agreement or the other Transaction Documents shall be deemed to constitute interest payments or other payments in connection with such loan), and none of the Sellers (or, if applicable, the Originators), the Servicer, any Administrative Agent, the Collateral Agent nor the Purchasers shall take any position inconsistent therewith for such tax purposes, unless otherwise required by applicable laws as confirmed in the opinion of nationally recognized tax counsel and the person taking any such inconsistent position provides written advance notice to the other Affected Parties of such change in position, it being understood that the parties to this Agreement will otherwise defend in good faith such agreed-upon position prior to such change in position.

(B) The Servicer and each Seller, by entering into this Agreement, and the Purchasers, by funding the Purchase of the Asset Portfolios and any Reinvestment, agree to treat the Purchase of the Asset Portfolios and any Reinvestment, for purposes of U.S. federal income tax and state and local taxes measured by net income, and for state and local sales and other transactional tax purposes, as creating indebtedness secured by the Asset Portfolios. Accordingly, the Sellers (or, if applicable, the Originators), rather than the Collateral Agent, the Administrative Agents, the Purchasers or any other Affected Party, shall be entitled to and shall retain the benefit of (1) any bad debt deduction for written-off receivables for purposes of U.S. federal income tax and state and local taxes measured by net income and (2) any deduction, credit or refund with respect to state and local sales and other transactional taxes paid or collected and remitted to the appropriate Governmental Authority on written-off receivables. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.

(d) Purchasers Limitation on Payments. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, none of the Purchasers, Purchaser Agents, the Collateral Agent or the Administrative Agents shall be obligated (whether on behalf of a Purchaser or otherwise) to, pay any amount to any Seller as a Reinvestment under Section 1.3 or in respect of any portion of the RPA Deferred Purchase Price relating to any Receivable Pool, except to the extent that in respect of such Receivable Pool, (III) the Purchasers’ Pool Investment in respect of such Receivable Pool would exceed the Purchasers’ Pool Commitment in respect of such Receivable Pool or (IV) the aggregate Investment of any Exiting Purchaser is greater than zero (in each case, at such time and after giving effect to such Reinvestment), then the Servicer shall only make Reinvestments or apply such remaining amounts as RPA Deferred Purchase Price, as applicable, after first setting aside and holding in trust for the benefit of the applicable Administrative Agent on behalf of each Purchaser Group, in addition to the Pool Hold-Back Amount, a portion of such available Collections relating to such Receivable Pool not previously set aside for such purpose and then so held in respect of such Receivable Pool equal to the sum of the following amounts (the “Pool Deficiency Amount”) (i) the amount, if any, which is necessary to reduce the sum of the Purchasers’ Pool Investment in such Receivable Pool and the Required Reserves in respect of such Receivable Pool at such time to an amount equal to the Net Portfolio Balance for such Receivable Pool at such time, plus (ii) the amount, if any, which is necessary to reduce the aggregate Investment in respect of such Receivable Pool of all Exiting Purchasers in such Receivable Pool to zero, plus (iii) the amount necessary to reduce the Purchasers’ Pool Investment in respect of such Receivable Pool to an amount equal to the Purchasers’ Pool Commitment in respect of such Receivable Pool, plus (iv) the amount, if any, necessary to reduce each Purchaser Group Investment in respect of such Receivable Pool to an amount equal to or less than the related Purchaser Group Commitment in respect of such Receivable Pool, plus (v) the amount, if any, equal to the difference between the Available Pool Deficiency Amount in respect of the other Receivable Pool which has been set aside for the purposes set forth in clauses (i) through (iv) in respect of such other Receivable Pool and the Pool Deficiency Amount for such other Receivable Pool, in each case, at such time (any remaining Collections relating to such Receivable Pool after giving effect to this proviso shall then be applied as described above in this Section 1.3(a)(ii)); and (B) if the conditions precedent to Reinvestment in clauses (a) or (b) of Section 5.2 are not satisfied or no Reinvestments are to be made in accordance with Section 3.2(~~d~~e), then the Servicer shall not apply any of such remaining Collections to a Reinvestment or as RPA Deferred Purchase Price pursuant to this clause (ii) (it being understood and agreed that, in any event, no portion of the RPA Deferred Purchase Price in respect of any Receivable Pool may be paid to any Seller on any applicable date if, on or prior to such date, an Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing or the Liquidation Period has commenced, in each case, until Obligations have been indefeasibly paid in full in cash).

(b) Unreinvested Collections. Subject to Sections 1.3(a)(ii) and 3.1(c)(iv), the Servicer shall in respect of each Receivable Pool set aside and hold in trust for the applicable Administrative Agent on behalf of each Purchaser Group, all Collections in respect of the Pool Deficiency Amount relating to such Receivable Pool which, pursuant to clause (ii) of Section 1.3(a), may not be reinvested in the Pool Receivables and Related Assets or applied as RPA Deferred Purchase Price in respect of such Receivable Pool; provided, that the Servicer may in respect of any Receivable Pool commingle such

Collections with its own funds, so long as the Servicer is able, on each Business Day and on an equitable and consistent basis, to identify which funds are Collections relating to each such Receivable Pool; it being understood that the Collateral Agent and the applicable Administrative Agent, on behalf of Purchaser Groups, shall have a claim against the Servicer to make payments pursuant to Sections 1.3(c), 3.1(b) or 3.1(d) (which claims shall be full recourse to the Servicer) in an amount equal to the amount of such Collections that have not been set aside or that have been so commingled; provided further, that the Servicer shall hold Collections that have been so set aside in a separate deposit account containing only such Collections if the Collateral Agent or any Administrative Agent has requested that the Servicer not commingle funds during the continuance of any Specified Unmatured Event, Event of Termination, Collection Control Event or Non-Reinvestment Event. If, prior to the date when Collections in respect of a Receivable Pool are required to be paid to the Purchaser Agents, pursuant to Section 1.3(c), the amount of such Collections so set aside in respect of a Receivable Pool exceeds the sum of the Pool Hold-back Amount plus the Pool Deficiency Amount in respect of such Receivable Pool and the conditions precedent to Reinvestment set forth in clauses (a) and (b) of Section 5.2 are satisfied and Reinvestments in respect of such Receivable Pool are permitted in accordance with Section 3.2(~~d~~e), then the Servicer shall apply such Collections (or, if less, a portion of such Collections equal to the amount of such excess) in accordance with Section 1.3(a)(ii) to the making of a Reinvestment in respect of such Receivable Pool or otherwise to the payment of RPA Deferred Purchase Price in respect of such Receivable Pool.

(c) Payment of Amounts Set Aside.

(i) The Servicer shall, from the portion of the Pool Hold-Back Amount relating to each Receivable Pool set aside and held in trust pursuant to clause (i) of Section 1.3(a) in respect of Yield on a Rate Tranche relating to such Receivable Pool not funded by the issuance of Commercial Paper Notes (including under a Liquidity Agreement or an Enhancement Agreements) pay to the applicable Purchaser Agent such Yield on the last day of the then current Yield Period for such Rate Tranche based on information provided by such Purchaser Agent pursuant to Article II, or during the Liquidation Period or after the occurrence of an Event of Termination, Collection Control Event or Non-Reinvestment Event that remains continuing, on such earlier date or dates as the applicable Administrative Agent or the Collateral Agent shall require on at least one (1) Business Day’s prior written notice to the Servicer.

(ii) The Servicer shall, from the portion of the Pool Hold-Back Amount relating to each Receivable Pool set aside and held in trust pursuant to clause (i) of Section 1.3(a) above and not applied pursuant to clause (i) of this Section 1.3(c) and not set aside in respect of such Receivable Pool’s Pro Rata Share of the Servicing Fee, pay to the applicable Administrative Agent in respect of amounts owing to it in its capacity as Administrative Agent and each applicable Purchaser Agent and the Collateral Agent in respect of amounts owed to it and to the members of its Purchaser Group on the Settlement Date for each Settlement Period, as provided in Section 3.1, or during the Liquidation Period or

Total Commitment pursuant to this Section 3.2(c) shall be on a pro rata basis in respect of each Receivable Pool.

(d) Optional Repurchase of Receivables.

(i) In connection with any termination of the Purchase Facility and the reduction of the Purchasers’ Total Commitment to zero pursuant to Section 3.2(c), the Sellers may elect, upon ten (10) Business Days’ prior written notice to the Collateral Agent, the Administrative Agents and each Purchaser, to repurchase all Receivables, Related Assets and Collections from the Collateral Agent relating to each Receivable Pool on the effective date of the termination of the Purchase Facility designated pursuant to Section 3.2(c) at a price equal to the outstanding Purchasers’ Total Investment and all Obligations and other amounts owing to the Collateral Agent, the Administrative Agents, each Purchaser and the other Affected Parties as of the effective date of such repurchase. Upon the prepayment in whole of the outstanding Purchasers’ Total Investment in accordance with this Section, (i) all right, title and interest of the Collateral Agent, the Administrative Agents, the Purchasers and the other Affected Parties in, to or under the Receivables, Related Assets and Collections shall transfer to the Sellers and their successors and assigns, (ii) the right, title and interest of the Collateral Agent, the Administrative Agents, the Purchasers and the other Affected Parties in the Receivables, Related Assets and Collections shall thereupon cease, terminate and become void, (iii) the obligations of the Purchasers, Purchaser Agents, the Collateral Agent or the Administrative Agents to pay the unpaid RPA Deferred Purchase Price shall terminate and shall be deemed satisfied and discharged, in each case without any further action on the part of any Person, (iv) none of the Purchasers, Purchaser Agents, the Collateral Agent or the Administrative Agents shall have any further obligation to make any payment in respect of the RPA Deferred Purchase Price and (v) the Purchasers’ Total Commitment shall be reduced to zero.

(ii) In connection with any repurchase of all the Receivables, Related Assets and Collections pursuant to this Section 3.2(d), the Collateral Agent, the Administrative Agents and the Purchasers will, at the Sellers’ sole cost and expense, execute and deliver such documents as may be reasonably requested by the Sellers in order to further evidence such repurchase and authorize the Sellers (or the Servicer or any other designee on their behalf) to prepare and file (or cause to be prepared and filed), at the sole expense of the Sellers, UCC-1 financing statements relating to the Receivables, Related Rights and Collections and UCC-3 termination statements with respect to all UCC financing statements filed in connection with the Transaction Documents and relating to the Receivables, Related Rights and Collections (in each case, without recourse to, or representation or warranty by, the Collateral Agent, any Administrative Agent or any Purchaser, other than a representation and warranty that the Collateral Agent, such Administrative Agent and such Purchaser (as the case may be) has not granted or created any Adverse Claim on such Receivables, Related Assets or Collections, other than any Adverse Claim that is being released as of the repurchase date); provided, however, that any such documentation (including financing statements) shall be in form and substance reasonably acceptable to the Collateral Agent, each Administrative Agent and each Purchaser.

(e) ~~(d)~~ No Reinvestments if Purchasers’ Total Investment is Zero. Notwithstanding anything to the contrary set forth herein (including Section 3.1), after giving effect to any reduction of the Purchasers’ Total Investment to zero, so long as there are no outstanding Obligations, no further Reinvestments shall be made in respect of any Receivable Pool and all Collections shall immediately be paid to the Sellers as the RPA Deferred Purchase Price, in accordance with Section 1.3 unless and until a new Purchase is made in accordance with Sections 1.1 and 1.2.

SECTION 3.3 Payments and Computations, Etc.

(a) Payments. All amounts to be paid to, or deposited by any Seller, the Servicer or Sprint Corporation with, the Collateral Agent, any Administrative Agent, any Purchaser Agent or any other Person hereunder (other than amounts payable under Sections 3.3(e) and 4.2) shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in U.S. Dollars in same day funds to the applicable account set forth on Schedule I or to such other account as the Collateral Agent, any Administrative Agent or any Purchaser Agent, as applicable, shall designate in writing to the Servicer from time to time.

(b) Late Payments. The Sellers or the Servicer, as applicable, shall, out of amounts set aside pursuant to Section 1.3 for such purpose and to the extent permitted by Law, pay to the applicable Purchaser Agent, for the benefit of the applicable Affected Party, interest on all amounts not paid or deposited by such party on the date when due hereunder at an annual rate equal to 2.00% above the Base Rate, payable on demand, provided, that such interest rate shall not at any time exceed the maximum rate permitted by applicable Law.

(c) Method of Computation. All computations of interest, Yield, SCC Liquidation Discount, SCC Yield Reserve, ISC Yield and Fee Reserve, Lease Yield and Fee Reserve, any fees payable under Section 4.1 and any other fees payable by the Sellers to the Collateral Agent, any Purchaser, any Purchaser Agent, any Administrative Agent or any other Affected Party in connection with Purchases hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed (except that calculations with respect to the Prime Rate shall be on the basis of a year of 365 or 366 days, as the case may be).

(d) Payment of Currency and Setoff. All payments by the Sellers or the Servicer to any Affected Party or any other Person shall be made in U.S. Dollars and without set-off or counterclaim. Any of the Sellers’ or the Servicer’s obligations hereunder shall not be satisfied by any tender or recovery of another currency except to the extent such tender or recovery results in receipt of the full amount of U.S. Dollars.

(e) Taxes.

Claim” or any other obligations and liabilities under any of the “MLS Documents” or foreclose or realize upon or enforce any of its rights with respect to the “MLS Collateral”;

(d) the Purchase Termination Date has not occurred;

(e) no Amdocs Performance Event has occurred and is continuing;

(f) no Amdocs Event has occurred and is continuing unless (i) no Material Adverse Effect could reasonably be expected to occur as a result of such Amdocs Event and (ii) either (x) the Amdocs Sub-Servicing Agreement requires Amdocs to continue servicing and collecting the Pool Receivables on substantially the same terms as in effect prior to such Amdocs Event for a period equal to or exceeding ninety (90) days following the date of such Purchase or Reinvestment or (y) the Servicer or Sprint Corporation has engaged a replacement sub-servicer for Amdocs to service and collect the Pool Receivables, which replacement is a reputable and experienced servicer of similar accounts receivable and is reasonably acceptable to the Collateral Agent and each Administrative Agent and the Required Purchaser Agents; ~~and~~

(g) in the case of the initial Purchase relating to the Lease Receivable Pool hereunder, the Collateral Agent and each Administrative Agent shall have received (unless otherwise waived), in form and substance reasonably satisfactory to the Collateral Agent, each Administrative Agent and each Purchaser Agent, a pro forma Information Package reflecting the inclusion of the Lease Receivable Pool (such pro forma Information Package, the “Lease Inclusion Pro Forma Information Package”), prepared in respect of the proposed initial Purchase, in form and substance reasonably satisfactory to the Collateral Agent and each Administrative Agent, which shall include, without limitation, the Cap Reserve Amount computed three (3) Business Days prior to the initial Purchase relating to the Lease Receivable Pool hereunder; and

(h) with respect to the first Purchase hereunder occurring on or after February 3, 2017, the Sellers shall have delivered (or caused to be delivered) to the Collateral Agent and each Administrative Agent favorable opinions of external counsel to the Sprint Parties, opining as to the creation and perfection of security interests under the applicable UCC with respect to the transactions contemplated by the Sale Agreement, this Agreement and the amendments thereto dated as of February 3, 2017), in form and in form and substance reasonably satisfactory to the Collateral Agent and each Administrative Agent and addressed to the Collateral Agent, each Administrative Agent, each Purchaser Agent and each Purchaser.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.1 Representations and Warranties of the Sellers. Each Seller represents and warrants, as of the Second Restatement Effective Date and as of each date on which a Purchase or Reinvestment is made, as follows:

general industry nature, as to which no representation or warranty is made) furnished or to be furnished by or on behalf of it in writing (including, without limitation, by electronic delivery) to any Administrative Agent, any Purchaser or any Purchaser Agent in connection with this Agreement or any other Transaction Document or any amendment hereto or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) including without limitation, the reports and information provided pursuant to Section 7.2(f) and Section 7.5(f) taken together with any information contained in the public filings made by Sprint Corporation with the SEC pursuant to the 1934 Act contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

(l) UCC Details. Its true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business are specified in Schedule 6.1(l) and the offices where it keeps all its Records are located at the addresses specified in Schedule 6.1(l) (or at such other locations, notified to the Collateral Agent in accordance with Section 7.1(f)), in jurisdictions where all action required by Section 8.5 has been taken and completed. It has never had any, trade names, fictitious names, assumed names or “doing business as” names and is “located” in Delaware for purposes of Section 9-307 of the UCC. It is organized only in a single jurisdiction.

(m) Lock-Box Accounts. The names and addresses of all of the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule 6.1(m) (or have been notified to and approved by the Collateral Agent and each Administrative Agent in accordance with Section 7.3(d)).

(n) Eligible Receivables. Each Pool Receivable relating to a Receivable Pool listed as an Eligible Receivable in any Information Package or included as an Eligible Receivable in the calculation of Net Portfolio Balance for such Receivable Pool on any date is an Eligible Receivable as of the effective date of the information reported in such Information Package or as of the date of such calculation, as the case may be.

(o) Adverse Change. (i) Since January 31, 2015, there has been no material adverse change in the value, validity, collectability or enforceability of all or a material portion of the Pool Receivables relating to any Receivable Pool and (ii) since the Closing Date, there has been no Material Adverse Effect with respect to such Seller.

(p) Credit and Collection Policy. It has engaged the Servicer to service the Pool Receivables relating to a Receivable Pool in accordance with the Credit and Collection Policy and all applicable Law. It has complied with all applicable Law except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect

“Linked Accounts” or “Controlled Balance Accounts” (as defined in the Lock-Box Agreement with Bank of America, National Association (“BofA”)) with respect to any Lock-Box Account maintained at BofA, except for (x) other Lock-Box Accounts maintained at BofA in accordance with this Agreement and (y) that certain account of the Servicer maintained at BofA with an account number ending in “4491”.

(bb) The Excluded Lease Schedule accurately identifies all leases by loan sequence number included in the MLS Collateral (as defined in the Intercreditor Agreement) as of January 31, 2017. No Receivable constitutes MLS Collateral.

(cc) Accounting Treatment. Each Sprint Party expects that the Receivables, Related Assets and Collections relating to each Receivable Pool will be included on the consolidated balance sheet of Sprint Corporation for purposes of GAAP as at March 31, 2017.

SECTION 6.2 Representations and Warranties of Sprint Spectrum. Sprint Spectrum, individually and when acting as the Servicer, represents and warrants, as of the Second Restatement Effective Date and as of each date on which a Purchase or Reinvestment is made as follows:

(a) Organization and Good Standing. It has been duly organized and is validly existing as a limited partnership in good standing under the Laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

(b) Due Qualification. It is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Pool Receivables) requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity and (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it and (ii) has duly authorized by all necessary limited partnership action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the performance by it of the terms hereof and thereof will not (i) violate or result in a default under, (A) its articles or certificate of incorporation or by-laws, or (B) in the context of the transactions contemplated by this Agreement and the other Transaction Documents, any material indenture, agreement or instrument binding on it, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, agreement or instrument except for any Adverse Claim that could not reasonably be expected to have a Material Adverse Effect or (iii) violate in any material respect any Law applicable to it or any of its properties.

(f) No Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of the Servicer, threatened against or affecting the Servicer (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect , (ii) seeking to prevent the servicing of the Receivables relating to any Receivable Pool by it or the consummation of the purposes of this Agreement or of any of the other Transaction Documents or (iii) that involve this Agreement or any other Transaction Document.

(g) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for its due execution, delivery and performance of this Agreement or any other Transaction Document or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in Article V and filings with the SEC to the extent required by applicable Law.

(h) Financial Condition. All financial statements of Sprint Corporation and its Subsidiaries (including the notes thereto) delivered to the Collateral Agent, the Administrative Agents and each Purchaser Agent pursuant to Section 7.5(a), present fairly, in all material respects, the actual financial position and results of operations and cash flows of Sprint Corporation and its Subsidiaries as of the dates and for the periods presented or provided (other than in the case of annual financial statements, in each case in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of all interim balance sheets of Sprint Corporation.

(i) Accurate Reports. None of the reports, financial statements, certificates or other information (other than forward-looking statements, projections and statements of a general industry nature, as to which it represents only that it acted in good faith and utilized assumptions reasonable at the time made and due care in the preparation of such statement or projection) furnished or to be furnished by or on behalf of it (including Information Packages furnished by the Servicer and each report furnished pursuant to Section 7.5(f) and Section 7.5(j)) in writing (including, without limitation, by electronic

Agreement and (y) that certain account of the Servicer maintained at BofA with an account number ending in “4491”.

(t) Cap Reserve Account. The Servicer has on behalf of the Sellers established the Cap Reserve Account and delivered to the Collateral Agent, each Administrative Agent and each Purchaser Agent a copy of a duly executed Control Agreement. Neither the Servicer nor any Seller has granted any interest in the Cap Reserve Account to any Person other than the Collateral Agent (for the benefit of the Affected Parties), and the Collateral Agent will have the right to exercise exclusive ownership and control of the Cap Reserve Account in accordance with the provisions of the Control Agreement.

(u) the Excluded Lease Schedule accurately identifies all leases by loan sequence number included in the MLS Collateral (as defined in the Intercreditor Agreement) as of January 31, 2017. No Receivable constitutes MLS Collateral.

ARTICLE VII

GENERAL COVENANTS OF SELLERS AND SERVICER

SECTION 7.1 Affirmative Covenants of the Sellers. From the date hereof until the Final Payout Date, each Seller shall:

(a) Compliance with Laws, Etc. Comply with all applicable Laws, its Pool Receivables and each of the related Contracts, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Preservation of Existence. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing in each jurisdiction, except (i) in a transaction permitted under Section 7.3(e)(ii) or (ii) where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Inspections. From time to time, upon reasonable prior notice, upon the reasonable request by an Administrative Agent and during regular business hours, permit the Collateral Agent, the Administrative Agents and the Purchaser Agents, or any of their respective representatives to visit and inspect its properties, to examine and make extracts from its Records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, information relating to specific Receivables shall be limited to the Sprint Information and, during the continuance of an Event of Termination or Non-Reinvestment Event, such other information (including Subscriber Confidential Information) that the Collateral Agent or any Administrative Agent determines in good faith is necessary or desirable to exercise or enforce the Collateral Agent’s, the Administrative Agents’, the Purchasers’ or the Purchaser Agents’ rights and remedies hereunder and in such Receivables; provided further that, unless an Event of Termination, Non-Reinvestment Event, Collection Control Event or Unmatured Event of Termination has occurred and is continuing at the time of such inspection, (i) such Seller shall only be required to reimburse reasonable documented out-of-pocket costs and expenses related to one such inspection during any 12-month period which inspection shall be requested and scheduled by the Administrative Agents acting together and (ii) the Collateral Agent, the Administrative Agents and the Purchaser Agents shall use commercially reasonable efforts to coordinate any such inspection to minimize disruptions to the Sellers and avoid duplication of Sellers’ actions required to comply with such inspection.

(d) Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing its Pool Receivables, Lease Contracts, Lease Devices and Related Assets relating to each Receivable Pool in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of its Pool Receivables and Related Assets, relating to each Receivable Pool, the Lease Contracts and the Lease Devices (including records adequate to permit the daily identification of (i) each new Pool Receivable relating to each Receivable Pool and all Collections relating to each Receivable Pool of and adjustments to each existing Pool Receivable relating to each Receivable Pool received, made or otherwise processed on that day, (ii) the portion of the Collections received from each Obligor that represents (x) Collections of an ISC Receivable from such Obligor, (y) Collections of a Lease Receivable from such Obligor and (z) Collections of an SCC Receivable from such Obligor)~~.~~ and (iii) Excluded Lease Receivables.

(e) Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions and covenants required to be observed by it under the Contracts related to the Pool Receivables relating to each Receivable Pool.

(f) Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its Records (and any original documents relating thereto), at the address(es) of such Seller referred to in Section 6.1(l) or, upon 30 days’ prior written notice to the Collateral Agent, each Administrative Agent, at such other locations in jurisdictions where all action required by Section 8.5 shall have been taken and completed.

(g) Credit and Collection Policy. Cause the Servicer to service its Pool Receivables, Related Assets, Lease Contracts and Lease Devices in respect of each Receivable Pool in accordance with the Credit and Collection Policy in all material respects and not agree to any material changes thereto except as permitted under Sections 7.3(c) and 7.5(g).

irrevocable power of attorney, with full power of substitution, coupled with an interest, to take, in the name of the Sellers, any and all steps which are necessary or advisable (as determined by the Lease Administrative Agent or the Collateral Agent) to sell, transfer or dispose of Lease Returned Devices and to apply the proceeds thereof as Collections in accordance with Article III at any time when an Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing.

(r) Certain Governmental Fees, Surcharges and Taxes. With respect to any portion of a Receivable attributable to governmental fees, surcharges or taxes, the Sellers shall pay (or cause to be paid) such governmental fees, surcharges or taxes to the applicable Governmental Authority when due in accordance with Applicable Law (except for any such governmental fees, surcharges or taxes that (x) are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided or (y) are not, individually or in the aggregate, material in amount or scope and are promptly paid following notice from a Governmental Authority), and none of the Collateral Agent, any Administrative Agent, any Purchaser Agent or any Purchaser shall have any obligation to make any such payment or shall have any other responsibility with respect thereto. The Sellers’ obligations under this clause (r) are joint and several with the obligations of the Servicer under Section 7.4(n).

(s) Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Policies and procedures will be maintained and enforced by or on behalf of the Sellers that are designed to promote and achieve compliance, by the Sellers and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(t) Accounting Treatment. The Sellers shall provide the Collateral Agent and each Administrative Agent with written notice delivered not less than 20 days prior to the last day of each fiscal quarter or fiscal year, if the Receivables relating to any Receivable Pool will not be included on the consolidated balance sheet of Sprint Corporation for purposes of GAAP as of such date.

            SECTION 7.2 Reporting Requirements of the Sellers. From the date hereof until the Final Payout Date, each Seller shall furnish to the Collateral Agent and each Administrative Agent:

(a) Financial Statements. As soon as available and in any event within 75 days after the end of its fiscal year, copies of the unaudited annual income statement and balance sheet of such Seller, prepared in conformity with GAAP.

(b) Events of Termination, Etc. Notice of the occurrence of any Event of Termination, Unmatured Event of Termination, Non-Reinvestment Event, Collection Control Event, Amdocs Performance Event or Amdocs Event, accompanied by a written statement of an appropriate officer of the Sellers setting forth details of such event and the action that any Seller proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after actual knowledge of such event by any Responsible Officer, and in the case of an Amdocs Event, the period of time, if any, during which the Amdocs Sub-Servicing Agreement requires Amdocs to continue servicing and collecting the Pool Receivables on substantially the same terms as in effect prior to such Amdocs Event. As promptly as practicable following any Reporting Date (but no later than two (2) Business Days after such Reporting Date), notice if the Cap Pool Holdback Amount is less than the then current Cap Reserve Amount as of such Reporting Date, which notice shall specify the amount of such deficiency.

(c) Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of any Seller as the Collateral Agent, any Administrative Agent or any Purchaser Agent may from time to time reasonably request relating to the Sellers, the transactions contemplated hereby and the Pool Receivables, Related Assets, Lease Contracts and Lease Devices in order to protect the interests of the Collateral Agent, any Administrative Agent, any Purchaser Agent or any Purchaser under or as contemplated by this Agreement or any other Transaction Document, to comply with any Law or any regulatory authority or to confirm the Sellers’ and the Servicer’s compliance with the terms of this Agreement; provided that, information relating to specific Receivables shall be limited to the Sprint Information and, during the continuance of an Event of Termination or Non-Reinvestment Event, such other information (including Subscriber Confidential Information) that the Collateral Agent, any Administrative Agent determines in good faith is necessary or desirable to exercise or enforce its, the Purchasers’ and the Purchaser Agents’ rights and remedies hereunder and in such Receivables.

(d) Notices Under Sale Agreement. A copy of each notice received by any Seller from any Originator pursuant to any provision of the Sale Agreement.

(e) ERISA. Written notice of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Seller or any of its ERISA Affiliates in an aggregate amount exceeding $200,000,000; provided, however, that the occurrence or reasonable expectation of the occurrence of any ERISA Event that could reasonably be expected to result in the imposition of a lien by the PBGC on the assets of any Seller shall be considered as reasonably expected to result in a Material Adverse Effect.

(f) Excluded Lease Receivables. On or prior to the Reporting Date, the Sellers shall deliver (or shall cause to be delivered) to the Collateral Agent and each Administrative Agent, an electronic file listing, and describing in reasonable detail, each Lease Receivable and Excluded Lease Receivable with a flag or other notation identifying each Excluded Lease Receivable, in each case, as of the Cut-Off Date for the applicable Settlement Period in form and substance reasonably acceptable to the Collateral Agent and each Administrative Agent.

SECTION 7.3 Negative Covenants of the Sellers. From the date hereof until the Final Payout Date, no Seller shall:

(e) Name Change, Mergers, Acquisitions, Sales, etc. (i) Change its name or the location of any office at which Records are maintained, (ii) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person (other than another Seller; provided, that it will deliver to the Collateral Agent and each Administrative Agent notice thereof and an updated Schedule II and an updated Schedule 6.1(l) to this Agreement and an updated Annex 1 and Annex 3 to the Sale Agreement, in each case, on or prior to the date of such consolidation, merger, sale lease or transfer (and Schedule II, Schedule 6.1(l), Annex 1, and Annex 3, as applicable, shall be deemed to be updated automatically upon the delivery of such annexes and schedules)), or, except in the ordinary course of its business, sell, transfer, convey, contribute or lease all or any substantial part of its assets, or sell or assign with or without recourse any Pool Receivables or any interest therein (other than pursuant hereto and to the Sale Agreement) to any Person (other than another Seller) or (iii) have any Subsidiaries.

(f) Deposits to Accounts. Subject to Section 7.4(g), deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof (other than as remitted to Seller pursuant to Section 1.3(a)(ii) hereof) to any account not covered by a Lock-Box Agreement.

(g) Debt and Business Activity. Incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation, purchase any asset (or make any investment by share purchase loan or otherwise) or engage in any other activity (whether or not pursued for gain or other pecuniary advantage), in any case, other than as will occur in accordance with this Agreement or the other Transaction Documents and as is permitted by its certificate of formation and limited liability company agreement.

(h) Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or corporate structure (other than in connection with a transaction permitted under Section 7.3(e)(ii)) or make any other change such that any financing statement filed or other action taken to perfect the Collateral Agent’s interests under this Agreement would become seriously misleading or would otherwise be rendered ineffective, unless the Sellers shall have given each Administrative Agent, the Collateral Agent and each Purchaser Agent not less than thirty (30) days’ prior written notice of such change and shall have cured such circumstances. No Seller shall amend or otherwise modify or waive its limited liability company agreement or any of its other organizational documents or any provision thereof without the prior written consent of the Collateral Agent and each Administrative Agent.

(i) Actions Impairing Quality of Title. Take any action that could reasonably be expected to cause any Pool Receivable, together with the Related Assets, relating to any Receivable Pool, the Lease Contracts or any Lease Device not to be owned by it free and clear of any Adverse Claim (other than any Permitted Adverse Claim or Adverse Claim arising under any Transaction Document or solely as the result of any action taken by any Purchaser (or any assignee thereof), any Purchaser Agent, the Collateral Agent or by the applicable Administrative Agent); or take any action that could reimburse the reasonable documented out-of-pocket costs and expenses related to one such inspection during any 12-month period, which inspection shall be requested and scheduled by the Administrative Agents acting together and (ii) the Collateral Agent, the Administrative Agents and the Purchaser Agents shall use commercially reasonable efforts to coordinate any such inspection to minimize disruptions to the Servicer and avoid duplication of Servicer’s actions required to comply with such inspection.

(d) Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables, Lease Contracts, Lease Devices, Lease Returned Devices and Related Assets relating to each Receivable Pool in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables, Lease Returned Devices and Related Assets relating to each Receivable Pool, the Lease Contracts and the Lease Devices (including records adequate to permit the daily identification of (i) each new Pool Receivable relating to each Receivable Pool and all Collections relating to each Receivable Pool of and adjustments to each existing Pool Receivable received, made or otherwise processed on that day) ~~and~~, (ii) the portion of the Collections received from each Obligor that represents (x) Collections of an ISC Receivable from such Obligor, (y) Collections of a Lease Receivable from such Obligor and (z) the Collections of an SCC Receivable from such Obligor and (iii) Excluded Lease Receivables. In addition, it shall keep its principal place of business and chief executive office, and the offices where it keeps the Records (and any original documents relating thereto), at the address(es) referred to in Annex 1 of the Sale Agreement or at such other address(es) as set forth in the Sale Agreement or, upon thirty (30) days’ prior written notice to the Collateral Agent and each Administrative Agent and each Purchaser Agent, at such other locations in jurisdictions where all action required by Section 8.5 hereof shall have been taken and completed.

(e) Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Pool Receivables relating to each Receivable Pool.

(f) Credit and Collection Policy. Comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable, the related Contract and the other Related Assets in respect of each Receivable Pool, the Lease Devices and the servicing and collection thereof.

(g) Collections. Instruct all Obligors to cause all Collections of Pool Receivables, the Related Assets in respect of each Receivable Pool and the Lease Contracts to be deposited directly in a Lock-Box Account covered by a Lock-Box Agreement. In the event the Servicer or its Affiliates receive any Collections, they will

(f) Agreed Upon Procedures Report. Not later than three (3) months after the end of each fiscal year of the Servicer (at the sole cost and expense of the Servicer), a copy of an agreed upon procedures report of an accounting firm or consulting firm reasonably acceptable to the Collateral Agent and each Administrative Agent, addressed to the Collateral Agent, each Administrative Agent and each Purchaser Agent and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of the Servicer for the prior fiscal year or twelve (12) month period, as requested by the Collateral Agent or any Administrative Agent. The scope of the above agreed upon procedures report shall be as reasonably requested by the Collateral Agent and each Administrative Agent. Notwithstanding the foregoing, so long as no Event of Termination, Collection Control Event or Non-Reinvestment Event has occurred and is continuing, the Servicer shall not be required to deliver the foregoing agreed upon procedures report more than once in twelve (12) month period.

(g) Change in Credit and Collection Policy or Business. At least thirty (30) days prior to (i) the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment could reasonably be expected to adversely affect the value, validity, collectability or enforceability of the Pool Receivables or decrease the credit quality of any newly created Pool Receivables (in each case, taken as a whole), requesting the Collateral Agent’s, each Administrative Agent’s and each Purchaser Agent’s consent thereto.

(h) Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Servicer or Sprint Corporation, as the Collateral Agent, any Administrative Agent or any Purchaser Agent may from time to time reasonably request relating to the Sellers, the transactions contemplated hereby, the Pool Receivables, the Related Assets, the Lease Contracts and Lease Devices in order to protect the interests of the Collateral Agent, the applicable Administrative Agent, any Purchaser Agent or any Purchaser under or as contemplated by this Agreement or any other Transaction Document or to comply with any Law or any regulatory authority; provided that, information relating to specific Receivables shall be limited to the Sprint Information and, during the continuance of an Event of Termination or Non-Reinvestment Event, such other information (including Subscriber Confidential Information) that the Collateral Agent or the applicable Administrative Agent determines in good faith is necessary or desirable to exercise or enforce its, the Purchasers’ and the Purchaser Agents’ rights and remedies hereunder and in such Receivables.

(i) Servicing Programs. If a license or approval is required for the Collateral Agent’s, any Administrative Agent’s or such successor Servicer’s use of any software or other computer program used by Sprint Spectrum in the servicing of the Receivables, then, following delivery of a Successor Notice, Sprint Spectrum shall at its own expense make reasonable efforts to arrange for the Collateral Agent, such Administrative Agent or such successor Servicer to receive any such required license or approval.

(j) Excluded Lease Receivables. On or prior to the Reporting Date, the Servicer shall deliver to the Collateral Agent and each Administrative Agent, an electronic file listing, and describing in reasonable detail, each Lease Receivable and Excluded Lease Receivable with a flag or other notation identifying each Excluded Lease Receivable, in each case, as of the Cut-Off Date for the applicable Settlement Period in form and substance reasonably acceptable to the Collateral Agent and each Administrative Agent.

SECTION 7.4 Negative Covenants of Sprint Spectrum. From the date hereof until the Final Payout Date, Sprint Spectrum, individually and when acting as the Servicer, shall not:

(b) Extension or Amendment of Receivables. Except as permitted under Section 8.2(b), extend, amend or otherwise modify the terms of any Pool Receivable or amend, modify or waive any term or condition of any related Contract (including without limitation in respect of any ISC Contract, the Designated Installment Payment Term or the terms of the ISC Upgrade Program and including without limitation in respect of any Lease Contract, the Designated Lease Payment Term or the terms of the Lease Upgrade Program), in each case unless on or prior to the date of any such extension, amendment or modification, a corresponding Deemed Collection payment in respect of the related Pool Receivable is made in connection therewith. Without limiting the foregoing and notwithstanding any right it may have to do so under the terms of any Lease Contract, the Servicer shall not discontinue (or permit to be discontinued) the leasing program under which the Lease Receivables were originated if doing so would result in the forgiveness of the remaining payments due under any Lease Contract.

(c) Change in Credit and Collection Policy, Upgrade Policy or Business. (i) Make or consent to any change in the Credit and Collection Policies if such proposed change or amendment could reasonably be expected to adversely affect the value, validity, collectability or enforceability of the Pool Receivables or decrease the credit quality of any newly created Pool Receivables (in each case, taken as a whole), (ii) make or consent to any change in the ISC Upgrade Program (x) if such proposed change or amendment could reasonably be expected to result in a Material Adverse Effect, or (y) in any manner which could permit an Obligor to elect to have a right to trade in its qualifying ISC Device in satisfaction of such ISC Receivable after the date that such Obligor entered into an ISC Contract, in each case without the prior written consent of the Collateral Agent, each Administrative Agent and each Purchaser Agent, unless prior to making or consenting to such change or amendment, a corresponding Deemed Collection payment in respect of such ISC Receivable has been made, (iii) make or consent to any change in the Lease Upgrade Program (x) if such proposed change or amendment could reasonably be expected to result in a Material Adverse Effect, or (y) in any manner which could permit an Obligor to elect to have a right to return or trade in its qualifying Lease Device in satisfaction of such Lease Receivable after the date that such Obligor entered into an Lease Contract, in each case without the prior written consent of the Collateral Agent, each Administrative Agent and each Purchaser Agent, unless on or prior to the date of making or consenting to such change or amendment, a corresponding Deemed Collection payment in respect of such Lease Receivable has been made, or (iv)

Lock-Box Agreement (“Non Lock-Box Receivables”); provided, that the aggregate Unpaid Balance of all Eligible Receivables that are Non Lock-Box Receivables relating to any Receivable Pool does not exceed 8.00% of the aggregate Unpaid Balance of all Eligible Receivables in respect of such Receivable Pool at any time.

SECTION 8.8 Clean-up Call. At any time that the aggregate Purchasers’ Total Investment in respect of all three Receivable Pools is less than 10% of the aggregate Purchasers’ Total Commitment in respect of all three Receivable Pools in effect on the date hereof, the Servicer may, upon ten (10) Business Days’ prior written notice to the Collateral Agent, the Administrative Agents, repurchase all Receivables, Related ~~Security~~Assets and Collections from the Purchasers relating to the Receivable Pools at a price equal to the outstanding Purchasers’ Total Investment and all Obligations and other amounts owing to the Collateral Agent, the Administrative Agents and the other Affected Parties as of the effective date of such repurchase; provided, however, that no such repurchase shall occur unless, prior thereto, or concurrently therewith, the aggregate Purchasers’ Total Commitment in respect of all three Receivable Pools has been reduced to zero in accordance with Section 3.2(c). Such repurchase price in respect of the Receivables relating to each Receivable Pool shall be paid in cash by deposit to a Lock-Box Account and shall be deemed to be “Collections” for all purposes.

SECTION 8.9 Cap Reserve Account; Cap Pool Hold-Back Amount; Calculation Agents. (b) On and after the Restatement Effective Date, the Servicer shall cause to be maintained, in the name of a Seller and subject to a Control Agreement, a deposit account at an Eligible Bank, bearing a designation clearly indicating that the funds deposited therein are held for the benefit and security of the Collateral Agent for the benefit of the Affected Parties (the “Cap Reserve Account”). If, at any time, the Cap Reserve Account ceases to be maintained with an Eligible Bank, such Seller shall, as promptly as practicable and in any event within thirty (30) days after it, any Originator, any Seller or Sprint Corporation has actual knowledge thereof, (i) establish a new Cap Reserve Account with a depository institution that is an Eligible Bank, (ii) transfer any amounts held in the existing Cap Reserve Account to such new Cap Reserve Account, and (iii) cause such Eligible Bank to enter into a Control Agreement. After the occurrence and during the continuance of an Event of Termination, a Non-Reinvestment Event or a Collection Control Event, the Collateral Agent shall be entitled to deliver a “Notice of Exclusive Control” under and as defined in the Control Agreement, whereupon the Cap Reserve Account shall be in the sole dominion and control of the Collateral Agent for the benefit and security of the Affected Parties. The Collateral Agent shall not deliver a “Notice of Exclusive Control” under and as defined in the Control Agreement except after the occurrence and during the continuation of an Event of Termination, a Non-Reinvestment Event or a Collection Control Event. The Control Agreement shall be effective to give the Collateral Agent “control” of the Cap Reserve Account within the meaning of Section 9-104 of the UCC.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SPRINT SPECTRUM L.P.,
individually and as the Servicer

By:
Name: ~~Tarek A. Robbiati~~Janet M. Duncan
Title: Treasurer

S-1

SFE 1, LLC
SFE 2, LLC
SFE 3, LLC
~~SFE 4, LLC~~
~~SFE 5, LLC~~
SFE 6, LLC
SFE 7, LLC
~~SFE 8, LLC~~
~~SFE 9, LLC~~
~~SFE 10, LLC~~
SFE 11, LLC
~~SFE 12, LLC~~
~~SFE 13, LLC~~
SFE 14, ~~LLCSFE 15,~~ LLC, each as a Seller

By:
Name: ~~Tarek A. Robbiati~~Janet M. Duncan
Title: Treasurer

S-2

“Delinquent Receivable” means a Pool Receivable that is not a Defaulted Receivable (a) as to which any payment, or part thereof, (i) with respect to any SCC Pool Receivable, remains unpaid for more than 60 days from the original due date for such payment, (ii) with respect to any ISC Pool Receivable, is in collections under the Credit and Collection Policy, and (iii) with respect to any Lease Pool Receivable, is in collections under the Credit and Collection Policy; or (b) which, consistent with the Credit and Collection Policy, is or should have been classified as delinquent or past due by the applicable Originator or the Servicer; provided, that once a Pool Receivable has been written off as uncollectible it shall no longer be a Delinquent Receivable.

“Designated Financial Officer” means, at any time, the treasurer, assistant treasurer or controller of Sprint Spectrum or Sprint Corporation.

“Designated Installment Payment Term” means, in respect of any ISC Contract relating to an ISC Receivable, a term with either 12 or 24 total required equal monthly installment payments, which installment payments are not subject to reduction, cancellation, termination or set-off, except in the case of an ISC Upgrade Receivable, for the ability of the related Obligor to terminate the ISC Contract giving rise to such ISC Upgrade Receivable after such Obligor has fully paid the Required Monthly Installment Payments under such ISC Contract.

“Designated Lease Payment Term” means, in respect of any Lease Contract relating to Lease Receivable, a term with ~~either~~ 12 ~~or~~to 24 total required equal monthly lease payments, which lease payments are not subject to reduction, cancellation, termination or set-off, except in the case of a Lease Upgrade Receivable, for the ability of the related Obligor to terminate the Lease Contract giving rise to such Lease Upgrade Receivable after such Obligor has fully paid the Required Monthly Lease Payments under such Lease Contract.

“Dilution” means, as of any date of determination, with respect to any Pool Receivable, the amount by which the Unpaid Balance of such Pool Receivable is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services, any cash discount, or any failure by the Originators to deliver any merchandise or services or otherwise perform under the underlying contract or invoice, (ii) any change in or cancellation of any of the terms of such contract or invoice or any other adjustment by the Originators which reduces the amount payable by the Obligor on the related Receivable, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever between the Obligor and any Seller, any Originator, Servicer, Sprint Spectrum, Sprint Corporation or any Affiliate thereof, in each case, other than solely and directly arising from the credit-worthiness of the related Obligor or as a result of discharge in bankruptcy with respect to such Obligor.

“DSO Factor” means in respect of the SCC Receivable Pool, as of any date of determination, the quotient of (a) the sum of (x) the Days Sales Outstanding divided by 30, plus (y) one (1.00), divided by (b) four (4.00).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of

Appendix A-10

ISC Receivable Pool, exceeds (b) 10.00% of the aggregate Unpaid Balance of all Eligible Receivables in the ISC Receivable Pool at such time; provided that, in the case of an Obligor with one or more Affiliated Obligors, the Concentration Limit for such Obligor shall be treated as if such Obligor and its Affiliated Obligors were one Obligor.

“Excess Obligor Concentration Amount” means in respect of any Receivable Pool, as of any date of determination, the aggregate of the amounts determined for each Obligor by which (a) the aggregate Unpaid Balance of all Eligible Receivables in such Receivable Pool owed by such Obligor or an Affiliate of such Obligor at such time, exceeds (b) the Concentration Limit in respect of such Receivable Pool for such Obligor at such time.

“Excluded Originator” is defined in Section 13.18.

“Excluded Lease Receivable” means any ~~right to payment or other indebtedness arising from the lease of (but not a retail installment contract for) an iPhone 6, iPhone 6 Plus, iPhone 6s or iPhone 6s Plus or any later model of wireless smart-phone device manufactured by Apple Inc. or its subsidiaries.~~ Lease Receivable (as defined without giving effect to clause (b) in the proviso to the definition of such term) that meets all the following criteria: (a) the related Lease Device is an Apple iPhone™; (b) such Lease Receivable constitutes a Tranche 2 MLS Customer Receivable under, and as defined in, the Intercreditor Agreement; and (c) either (i) such Lease Receivable is listed on the Excluded Lease Schedule and identified therein as a Tranche 2 MLS Customer Receivable (as defined in the Intercreditor Agreement), or (ii) such Lease Receivable arose from the termination of a Lease Receivable listed on the Excluded Lease Schedule in connection with the related Obligor’s exchange of such terminated Lease Receivable’s related Lease Device for a Next Generation Device (as defined in the Intercreditor Agreement) that constitutes the Lease Device subject of the new Lease Receivable pursuant to the Sprint Parties’ “iPhone Forever™” Lease Upgrade Program.

“Excluded Lease Schedule” means that certain electronic schedule of excluded lease receivables titled MLS_T2_leases_0131.zip and delivered by the Servicer to the Collateral Agent and each Administrative Agent by email on February 2, 2017.

“Excluded Taxes” means (i) any Taxes based upon, or measured by, any Affected Party’s net income, net receipts, net profits, net worth or capital (including franchise or similar Taxes imposed in lieu of such Taxes), but only to the extent such Taxes are imposed by a taxing authority (a) in a jurisdiction (or political subdivision thereof) in which such Affected Party has its principal office or under the laws of which such Affected Party is organized or incorporated, (b) in a jurisdiction (or political subdivision thereof) in which such Affected Party does business, or (c) in a jurisdiction (or political subdivision thereof) in which such Affected Party maintains a lending office (or branch), (ii) any franchise Taxes, branch Taxes or branch profits Taxes imposed by the United States or any similar Taxes imposed by any jurisdiction (or political subdivision thereof) described in clause (i) or in which any of each Seller or the Servicer is located, (iii) with regard to any Affected Party, any withholding Tax to the extent it is (a) imposed on amounts payable to such Affected Party because such Affected Party designates a new lending office, except to the extent that such Affected Party was entitled, at the time of designation of a new lending office, to receive amounts in respect of such Taxes from any of each Seller or the Servicer, as applicable, pursuant to Section 3.3, (b) attributable to such

Appendix A-19

and (II) (1) has prior experience as an independent manager for a company whose charter documents required the unanimous consent of all independent managers thereof before such company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Information” is defined in Section 13.8(e).

“Information Package” is defined in Section 3.1(a).

“Initial Cash Purchase Price” is defined in Section 1.1.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of ~~November 19, 2015,~~December 8, 2016, among (i) the Administrative Agents, (ii) the Collateral Agent, (iii) Mizuho Bank, Ltd, as MLS collateral agent, (iv) the Subsidiaries of Sprint Corporation party thereto as transferors, originators and lessees, and (v) Sprint Spectrum, as servicer and originator, as amended from time to time.

“Investment” means in respect of any Receivable Pool, as of any date of determination, with respect to any Purchaser, the aggregate of the amounts paid to, or for the account of, the Sellers in connection with all Purchases of Receivables relating to such Receivable Pool funded by such Purchaser pursuant to Section 1.1, as reduced from time to time by Collections distributed to such Purchaser (or to its Purchaser Agent for such Purchaser’s account) in respect of such Receivable Pool and applied on account of such Purchaser’s Investment in respect of such Receivable Pool pursuant to Sections 1.3 and 2.2; provided, that if such Purchaser’s Investment in respect of such Receivable Pool shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Purchaser’s Investment in respect of such Receivable Pool shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Investment Company Act” means the Investment Company Act of 1940.

“ISC” means installment sales contract.

“ISC Administrative Agent” means Mizuho, in its capacity as administrative agent for the Affected Parties in connection with the ISC Receivable Pool and the Related Assets as set forth herein and in the other Transaction Documents.

“ISC Advance Rate” means as of any date of determination, in respect of any ISC Receivable, the applicable “Advance Rate” set forth in the ISC Advance Rate Matrix corresponding to such ISC Receivable as of such date of determination, based upon the Unpaid Balance of such ISC Receivable.

“ISC Advance Rate Matrix” means the ISC Advance Rate Matrix attached as Schedule V to this Agreement as may be amended from time to time with the consent of all Purchasers.

Appendix A-22

“Pro Rata Share” means, in respect of any Receivable Pool, a fraction, expressed as a percentage, (x) the numerator of which is the aggregate amount of all Pool Commitments in respect of such Receivable Pool, and (y) the denominator of which is the aggregate amount of the Pool Commitments for all Receivable Pools.

“Program Information” is defined in Section 13.8(a)(i).

“Purchase” is defined in Section 1.1.

“Purchase Date” is defined in Section 1.2(b).

“Purchase Facility” means the receivables purchase facility evidenced by this Agreement.

“Purchase Termination Date” means the earliest of (a) November 19, ~~2017,~~2018, (b) ten (10) Business Days following the date of receipt by each of the other parties to this Agreement of a written notice of termination provided by the Sellers (or the Servicer on their behalf) and (c) the occurrence of an Event of Termination, Collection Control Event or Non-Reinvestment Event.

“Purchaser” means each Conduit Purchaser and each Committed Purchaser, as applicable.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and listed as such as set forth on the signature pages of this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent in accordance with this Agreement.

“Purchaser Group” means each group consisting of a Purchaser Agent, its related Committed Purchasers, each Conduit Purchaser, if any, administered or represented by such Purchaser Agent and each Liquidity Provider and Enhancement Provider related to any such Conduit Purchaser.

“Purchaser Group Commitment” means in respect of any Receivable Pool, at any time with respect to any Purchaser Group, the aggregate Pool Commitments in respect of such Receivable Pool of all Committed Purchasers at such time in such Purchaser Group.

“Purchaser Group Investment” means in respect of any Receivable Pool, at any time with respect to any Purchaser Group, the aggregate Investments in respect of such Receivable Pool of all Purchasers at such time in such Purchaser Group.

“Purchasers’ Pool Commitment” means, in respect of any Receivable Pool, the aggregate Pool Commitments in respect of such Receivable Pool of all Committed Purchasers at such time.

“Purchasers’ Pool Investment” means, in respect of a Receivable Pool, at any time, the aggregate Investments of all Purchasers in respect of such Receivable Pool.

“Purchasers’ Total Commitment” means, at any time, the aggregate Purchasers’ Pool Commitments in respect of all Receivable Pools of all Committed Purchasers at such time.

Appendix A-34